November 4, 2013

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	WINDAUS GLOBAL ENERGY, INC.
File No.:	0-54360

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on November 4, 2013 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas